Exhibit 99.1

DEAR SHAREHOLDER,

In my 2018 Annual Report letter I shared details of Nu Skin’s long-term business strategy and how we believed our momentum would lead to a strong year; but in life, and in business, things don’t always go according to plan. While we continued to execute on our strategy, we encountered several external factors during the year that negatively impacted our business.

The biggest challenge came early in 2019 as negative media coverage of the health food and direct selling industries in Mainland China led to government restrictions on meetings throughout the year. This had a cumulative effect on our ability to acquire and retain sales leaders in this key market. Other macro factors that affected our company during the year included large-scale social incidents in Hong Kong and hyperinflation in Argentina. Moving into 2020, the COVID-19 virus is impacting people and businesses globally.

Despite these headwinds, we made steady progress on many fronts in 2019, including:

•	Completing our global rollout of Velocity, our compensation program enhancement
•	Significantly advancing our technology infrastructure
•	Achieving relative stability in customer counts throughout the year
•	Strong performance from our manufacturing partners with 35 percent growth for the year
•	Generating more than $175 million in cash flow from operations
•	Increasing our dividend for the 18th consecutive year
•	Steady progress in our sustainability efforts, including aggressive goals for the future

We are now working on returning our business to growth. We remain committed to our strategy and are actively refining our plans as we move forward:

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Engaging Technology Platforms—In 2019 we increased the scalability and flexibility of our technology infrastructure. For 2020 we are focusing on enhancing customer experiences across all of our digital properties. This is especially important as more than 80 percent of our global revenue and 90 percent of global transactions now take place online. We have also added and will continue to enhance our ability to conduct trainings, meetings, and business activities on mobile devices.

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Enabling Products—Last year we successfully brought to market our new Galvanic Spa device, continuing to build on the success of our top-ranked at-home beauty device systems brand. In the second half of 2020 we plan to further solidify our world-leading position as we launch our next hero product, an innovative beauty device system targeting the emerging skin care enthusiast market. This will be our first hero product launch since ageLOC LumiSpa in Q4 2017, and we believe it will have a similar positive impact on our business.

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Empowering Programs—During the past year, we completed the global rollout of Velocity in all markets except Mainland China, which deploys a different incentive plan. In 2020 we will continue to optimize Velocity to meet localized needs as a key part of our effort to attract and retain sales leaders by enhancing their productivity, while we also expand our customer loyalty programs around the world to improve retention and lifetime value.

We are pleased with the performance of our manufacturing entities, reporting significant growth for the year. These partner companies are helping us improve our revenue, operating margin, cost efficiencies, supply chain, and innovation. These entities now operate under Rhyz—the strategic investment arm of our business. Under this head, our technology and manufacturing investments can continue to expand, helping to diversify our portfolio and create new growth opportunities.

I am confident we have the right team in place to weather the current storms and return to growth. We are a flexible business designed to evolve with the market and respond to customer needs and preferences. The world needs our health, wellness, and beauty products. Additionally, the need for supplemental income is becoming a global priority, and our business model provides the solution. With an exciting pipeline of new products scheduled to launch throughout the course of 2020 and a sharp focus on organizational efficiency and continual innovation, our future is bright indeed.

Sincerely,

/s/ Ritch Wood

RITCH WOOD
Chief Executive Officer

FORWARD–LOOKING STATEMENTS: This annual report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company’s current expectations and beliefs. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws and include, but are not limited to, statements of management’s expectations regarding the company’s performance, growth, customers and sales force, products and product introductions, strategies, initiatives, plans for 2020, investments, areas of focus, and the performance and growth of the company’s manufacturing entities; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as “believe,” “continue,” “expand,” “plan,” “will,” “would,” “could,” “may,” “might,” the negative of these words and other similar words. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. We caution and advise readers that these statements are based on assumptions that may not be realized and involve risks and uncertainties that could cause actual results to differ materially from the expectations and beliefs contained herein. For example, the situation with COVID-19 is changing rapidly and cannot be predicted, but has already had impacts on our business in varying degrees across our markets, including limitations on our sales force’s ability to hold meetings and our ability to ship products in some markets. These impacts and other events related to COVID-19 have, and could continue to, negatively affect our business, plans, performance, and anticipated financial results. For a summary of certain other risks and uncertainties, see the company’s Annual Report on Form 10-K, filed on February 13, 2020, and other documents filed by the company with the Securities and Exchange Commission.